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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Depomed, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEPOMED, INC.

1360 O'Brien Drive
Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2009

        The Annual Meeting of Shareholders of Depomed, Inc. (the "Company") will be held on May 14, 2009 at 9:00 a.m. local time at the Company's headquarters located at 1360 O'Brien Drive, Menlo Park, California 94025. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect eight directors to hold office until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on March 27, 2009 will be entitled to notice of, and to attend and vote at, such meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the Company's headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Julian N. Stern Secretary

Menlo Park, California
April 10, 2009

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy by mail using the return envelope provided. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

DEPOMED, INC.
1360 O'Brien Drive
Menlo Park, California 94025
(650) 462-5900

PROXY STATEMENT

 2009 ANNUAL MEETING OF SHAREHOLDERS

        Depomed, Inc. (the "Company") is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on May 14, 2009, at 9:00 a.m. local time, at the Company's headquarters located at 1360 O'Brien Drive, Menlo Park, California 94025, and at any adjournments thereof (the "Annual Meeting"). These materials are being mailed to shareholders on or about April 10, 2009.

        Only holders of the Company's common stock as of the close of business on March 27, 2009 (the "Record Date") are entitled to attend and vote at the Annual Meeting. Shareholders who hold shares of the Company's common stock in "street name" may attend and vote at the Annual Meeting only if they hold a valid proxy from their broker. Without a valid proxy, beneficial holders cannot vote at the Annual Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. As of the Record Date, there were 51,214,710 shares of common stock outstanding.

        A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

        Each shareholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such shareholder on the Record Date. Shareholders do not have cumulative voting rights. Shareholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board listed on the proxy card and for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2009. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

        In the election of directors, the eight persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. The other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

        A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 1360 O'Brien Drive, Menlo Park, California 94025 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

        The proxy card accompanying this Proxy Statement is solicited by the Board. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. In that event, the Company will pay such firm customary fees, which the Company expects would be approximately $10,000, plus expenses. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

        The Bylaws of the Company provide for a Board consisting of between five and nine directors. The number of directors currently authorized is eight. Eight directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. All of the nominees named below are presently directors of the Company, and each of the nominees was elected to his present term by the shareholders of the Company.

        The present term of each of the directors continues until the Annual Meeting and until his successor has been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

        The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified.

        The Company's Articles of Incorporation and Bylaws contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the California General Corporation Law.

        The name of and certain other information regarding each nominee is set forth in the table below.

Name of Nominee	Age	Principal Occupation	Director Since
Peter D. Staple1,[3]	57	Chief Executive Officer, Corium International, Inc.	2003
G. Steven Burrill1,2,[3]	64	Chief Executive Officer, Burrill & Company	1997
Karen A. Dawes[2]	57	President, Knowledgeable Decisions, LLC	2008
Carl A. Pelzel	58	President and Chief Executive Officer, Depomed, Inc.	2007
James A. Schoeneck[1]	51	Chief Executive Officer, BrainCells Inc.	2007
Craig R. Smith, M.D.[2]	63	Chief Operating Officer, Algenol Biofuels, Inc. and President, Williston Consulting, LLC	2004
Julian N. Stern[3]	84	Attorney	2001
David B. Zenoff, D.B.A.2,[3]	71	President, David B. Zenoff Associates, Inc.	2007

(1)
Current member of the Audit Committee

(2)
Current member of the Compensation Committee

(3)
Current member of the Nominating and Corporate Governance Committee

        Peter D. Staple has served as a director of the Company since November 2003, and as Chairman of the Board since March 2009. Since March 2008, Mr. Staple has served as Chief Executive Officer and a director of Corium International, Inc., a privately-held biopharmaceutical company. From 2002 to March 2008 he served as director, and from 2002 to November 2007 as Chief Executive Officer, of BioSeek, Inc., a privately-held drug discovery company. From 1994 to 2002, Mr. Staple was a member of the senior executive team at ALZA Corporation, where he was most recently Executive Vice President, Chief Administrative Officer and General Counsel. Prior to joining ALZA, Mr. Staple held the position of Vice President, Associate General Counsel for biopharmaceutical company Chiron Corporation. Mr. Staple previously served as Vice President and Associate General Counsel for Cetus Corporation, a biotechnology company. Mr. Staple received his J.D. degree from Stanford Law School and his B.A. degree from Stanford University.

        G. Steven Burrill has served as a director of the Company since August 1997. He founded and has been Chief Executive Officer of Burrill & Company, a life sciences merchant bank, since 1997. Mr. Burrill served in the same capacity at Burrill & Company's predecessor firm, Burrill & Craves, between 1994 and 1996. Prior to starting Burrill & Craves, Mr. Burrill spent 28 years with Ernst & Young LLP, as Partner and as International Chairman of the firm's Manufacturing/High Technology/Life Sciences Industry Practice. Mr. Burrill currently serves as Chairman of the Board of Pharmasset, Inc., and is a director of Targacept, Inc. and several private companies.

        Karen A. Dawes has served as a director of the Company since April 2008. Since 2003, Ms. Dawes has served as President of Knowledgeable Decisions, LLC, a pharmaceutical consulting firm that she founded. Between 1999 and 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation's U.S. Pharmaceuticals Group. Prior to joining Bayer, she served as Senior Vice President, Global Strategic Marketing for Wyeth, formerly known as American Home Products, where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in 1997. Ms. Dawes began her pharmaceutical industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. Ms. Dawes is a member of the board of directors of Repligen Corporation, a biopharmaceutical company.

        Carl A. Pelzel has served as a director of the Company since August 2007, when he was elected to the Board in conjunction with his appointment as the Company's President and Chief Executive

Officer. Mr. Pelzel joined the Company in June 2005 as Vice President, Marketing and Commercial Development, and was promoted to Executive Vice President and Chief Operating Officer in September 2005. Before joining the Company, Mr. Pelzel served as Senior Vice President, Global Commercial Operations at Chiron Corporation from June 2003 to September 2004. Prior to joining Chiron, Mr. Pelzel was President and Chief Executive Officer of Invenux Inc., a privately-held biopharmaceutical company, from March 2001 to November 2002. Mr. Pelzel also spent 11 years with GlaxoSmithKline in senior-level sales, marketing and international operational positions, including Country Manager of Hong Kong and China. He spent 13 years with American Home Products, focused primarily on its antibiotics business. During his career, he directed the launch of five major pharmaceutical products, many on a global basis. Mr. Pelzel has a B.A. degree from Hartwick College of Oneonta, New York and a Masters degree in Natural Sciences from the University of Paris.

        James A. Schoeneck has served as a director of the Company since December 2007. Since September 2005, Mr. Schoeneck has served as Chief Executive Officer of BrainCells Inc., a privately-held biopharmaceutical company. Before joining BrainCells Inc., Mr. Schoeneck served as Chief Executive Officer of ActivX BioSciences, a proteomics-based biotechnology company, from November 2003 until its acquisition in December 2004. Prior to ActivX, Mr. Schoeneck served as President, Chief Executive Officer, and Chief Operating Officer of Prometheus Laboratories Inc., a specialty pharmaceutical company, for three years. Before Prometheus, Mr. Schoeneck served as Vice President and General Manager, Immunology Business Unit and Vice President of Marketing and Commercial Development of Centocor, Inc., a subsidiary of Johnson & Johnson, for three years. Prior to Centocor, Mr. Schoeneck spent 13 years at Rhone-Poulenc Rorer, Inc. (now Aventis) serving in various commercial positions. Mr. Schoeneck holds a B.S. degree in Education from Jacksonville State University.

        Craig R. Smith, M.D.    has served as a director of the Company since May 2004. Dr. Smith currently serves as Director, Executive Vice President, and Chief Operating Officer for Algenol Biofuels, Inc., a private industrial biotechnology company. Dr. Smith also serves as the President of Williston Consulting, LLC, an advisory firm to pharmaceutical and biotechnology companies. He is the former Chairman, President and Chief Executive Officer of Guilford Pharmaceuticals, Inc., which he co-founded in July 1993 and led until 2004. Prior to joining Guilford, Dr. Smith was Senior Vice President for Business and Market Development at Centocor, Inc., a biotechnology company. Dr. Smith joined Centocor in 1988 as Vice President of Clinical Research after serving on the faculty of the Department of Medicine at Johns Hopkins Medical School for 13 years. Dr. Smith received his M.D. degree from the State University of New York at Buffalo in 1972 and received training in Internal Medicine at Johns Hopkins Hospital from 1972 to 1975. Dr. Smith is also a director of Adams Express Company, Petroleum & Resources Corporation, and La Jolla Pharmaceutical Company.

        Julian N. Stern has served as a director of the Company since April 2001. Mr. Stern has served as the Company's Secretary since its founding. Since October 2008, he has served as Counsel to the law firm of Goodwin Proctor, LLP. Mr. Stern was the sole shareholder of a professional corporation that was a partner of the predecessor of the law firm of Heller Ehrman LLP, and previously served as Senior of Counsel to Heller Ehrman LLP. Mr. Stern also serves as a member of the board of directors of several private biopharmaceutical companies.

        David B. Zenoff, D.B.A.    has served as a director of the Company since March 2007. Since 1973, Dr. Zenoff has been the President of David B. Zenoff and Associates, Inc., a strategy and management consulting firm. Dr. Zenoff has taught at various universities, including Stanford University Graduate School of Business, Columbia Graduate School of Business, and IMEDE in Lausanne, Switzerland. Dr. Zenoff holds a B.A. from Stanford University, and M.B.A. and doctorate degrees from Harvard University. Dr. Zenoff is also a member of the board of directors of Williams-Sonoma, Inc., a specialty retailer.

        There are no family relationships among any of the Company's directors or executive officers.

 CORPORATE GOVERNANCE

        The Board met nine times during fiscal 2008. The Audit Committee met four times, the Compensation Committee met two times, and the Nominating and Corporate Governance committee met one time. Each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member's service and (ii) the total number of meetings of Committees on which such member served, during the period of such member's service, other than Dr. Smith, who attended eight of eleven total meetings.

Board Independence

        The Board has determined that Ms. Dawes, Messrs. Burrill, Staple, Stern and Schoeneck, and Drs. Smith and Zenoff, are "independent" under the rules of the Nasdaq Global Market. Under applicable Securities and Exchange Commission ("SEC") and Nasdaq rules, the existence of certain "related party" transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, including Mr. Stern's relationships with certain of the Company's outside legal counsel.

Board Committees

        The Board has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee.

        Audit Committee.    The Company's Audit Committee consists of Messrs. Burrill, Staple and Schoeneck. Mr. Burrill is the Chairman of the Audit Committee. The Audit Committee oversees the Company's corporate accounting and financial reporting process. The Audit Committee evaluates the independent registered public accounting firm's qualifications, independence and performance; determines the engagement of the Company's independent registered public accounting firm; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the engagement team as required by law; reviews the Company's financial statements; reviews the Company's critical accounting policies and estimates; and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of the Company's quarterly financial statements. The Board has determined that Mr. Burrill is the Company's Audit Committee financial expert under applicable SEC rules. The Company believes that the composition of the Audit Committee meets the requirements for independence under the current requirements of the Nasdaq Global Market and SEC rules and regulations.

        Compensation Committee.    The Company's Compensation Committee consists of Mr. Burrill, Ms. Dawes and Drs. Smith and Zenoff. Mr. Burrill is the Chairman of the Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of the Company's officers and employees, including reviewing corporate goals and reviewing and approving objectives relevant to compensation of the Chief Executive Officer, other executive officers and key employees, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under the Company's equity incentive plans. The composition of the Compensation Committee meets the requirement for independence under applicable requirements of the Nasdaq Global Market and the SEC.

        Nominating and Corporate Governance Committee.    The Company's Nominating and Corporate Governance Committee consists of Messrs. Staple, Stern and Burrill, and Dr. Zenoff. Mr. Staple is the

Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies and evaluates nominees for election as directors. The Company believes that the composition of the Nominating and Corporate Governance Committee meets the applicable independence requirements of the Nasdaq Global Market.

        Charters for the Company's Nominating and Corporate Governance, Audit, and Compensation Committees are posted on the Company's website at: http://www.depomed.com.

 DIRECTOR NOMINATIONS

        The information below describes the criteria and process that the Nominating and Corporate Governance Committee uses to evaluate candidates to the Board.

        Criteria for Nomination to the Board of Directors.    The Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq Global Market, and that members of the Audit Committee meet the financial literacy requirements under the rules of the Nasdaq Global Market and at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.

        Shareholder Proposals for Nominees.    The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of the Company and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company's common stock which are owned beneficially and of record by such shareholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, "SHAREHOLDER PROPOSALS" below.

        Process for Identifying and Evaluating Nominees.    The process for identifying and evaluating nominees to the Board is initiated by identifying a slate of candidates who meet the criteria for selection as nominees and who have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Candidates are evaluated by the Nominating and Corporate Governance Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references or associates. Qualified nominees are interviewed by at least one member of the Nominating and Corporate Governance Committee. Serious candidates generally meet, either in person or by telephone, with all members of the Nominating and Corporate Governance Committee and as many other members of the Board as practicable, and using the input from such interviews and the information obtained by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate, or elect to fill a vacancy, with one of the final prospective candidates. Candidates recommended by the Nominating and Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

        The Nominating and Corporate Governance Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder proposal to nominate a director.

        Nominees to the Board of Directors for the Annual Meeting.    The nominees for the Annual Meeting were recommended for selection by the Nominating and Corporate Governance Committee and were selected by the Board.

        Board Nominees for the Annual Meeting.    Each of the nominees listed in this Proxy Statement, is a current director standing for re-election.

COMMUNICATIONS WITH DIRECTORS

        Interested parties wishing to contact the directors of the Company may do so by writing to them at the following address: c/o General Counsel, 1360 O'Brien Drive, Menlo Park, CA 94025. All letters received will be categorized and processed by the Company's General Counsel. Comments or questions regarding the Company's accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance committee. All other comments and questions will be referred to the entire Board.

        The Company has a policy of encouraging all directors to attend the annual shareholder meetings and generally schedules a meeting of the Board of Directors on the date of the annual meeting each year to make it more convenient for them to do so. All of the Company's directors other than Dr. Smith attended the 2008 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Compensation Committee consists of Mr. Burrill, Ms. Dawes and Drs. Smith and Zenoff. None of the members of the Compensation Committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. None of these directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K (Certain Relationships and Related Transactions). No interlocking relationship exists, or in the past fiscal year has existed, between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

CODE OF ETHICS

        The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company's employees, officers and directors, including its principal executive officer and its principal financial officer. A copy of the code is available on the Company's website at: http://www.depomed.com.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

        The following table sets forth information regarding ownership of the Company's common stock as of March 27, 2009 (or earlier date for information based on filings with the SEC) by (a) each person known to the Company to own more than 5% of the outstanding shares of the Company's common stock, (b) each director and nominee for director of the Company, (c) each person who served as the Company's Chief Executive Officer in 2008, each person who served as Chief Financial Officer or principal financial officer in 2008, and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name of Beneficial Owner[1]	Aggregate Number of Shares of Common Stock[2]		Number Subject to Convertible Securities Exercisable Within 60 Days	Percentage of Common Stock (%)
Third Point LLP[3]	7,050,000	[4]	—	13.77%
Tang Capital Partners, LP5	4,301,464	[6]	—	8.40%
Barclays Global Investors[7]	3,309,288	[8]	—	6.46%
Carl A. Pelzel	488,960		444,152	*
Julian N. Stern	254,583		121,250	*
G. Steven Burrill	176,250		136,250	*
Matthew M. Gosling	142,775		132,808	*
Peter D. Staple	81,250		76,250	*
Craig R. Smith, M.D.	76,250		76,250	*
Tammy L. Cameron	52,692		49,480	*
David B. Zenoff, D.B.A.	52,088		34,792	*
Michael Sweeney, M.D.	42,533		40,730	*
Karen A. Dawes	18,021		13,021	*
James A. Schoeneck	15,104		15,104	*
All directors & executive officers as a group (11 persons)	1,400,506		1,140,087	2.73%

*
Less than one percent

(1)
Except as otherwise indicated, the address of each beneficial owner listed in the table is Depomed, Inc., 1360 O'Brien Drive, Menlo Park, CA 94025.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 27, 2009. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)
The address of Third Point LLC is 390 Park Ave., New York, New York 10022.

(4)
Includes (i) 7,050,000 shares of common stock as to which Third Point LLC has shared voting and shared dispositive power; and (ii) 7,050,000 shares of common stock as to which Daniel S. Loeb has shared voting and shared dispositive power; and (iii) 4,621,700 shares of common stock as to which Third Point Offshore Master Fund, L.P. has shared voting and shared dispositive power; and (iv) 4,621,700 shares of common stock as to which Third Point Advisors II L.L.C. has shared voting and shared dispositive power. This information was obtained from the Schedule 13G filed on January 7, 2009 with the SEC by Third Point LLC.

(5)
The address of Tang Capital Partners, LP is 4401 Eastgate Mall, San Diego, California 92121.

(6)
Includes (i) 3,926,464 shares of common stock as to which Tang Capital Partners, LP has shared voting and shared dispositive power; (ii) 3,926,464 shares of common stock as to which Tang Capital Management, LLC has shared voting power and shared dispositive power; and (iii) 4,119,464 shares of common stock as to which Kevin C. Tang has shared voting power, 4,233,464 shares of common stock as to which Kevin C. Tang has shared dispositive power, and 68,000 shares of common stock as to which Kevin C. Tang has sole voting and sole dispositive power. This information was obtained from the Schedule 13G/A filed on February 17, 2009 with the SEC by Tang Capital Partners, LP.

(7)
The address of Barclays Global Investors is 400 Howard Street, San Francisco, California 94105.

(8)
Includes (i) 1,568,820 shares of common stock as to which Barclays Global Investors has sole voting and sole dispositive power; and (ii) 1,740,468 shares of common stock as to which Barclays Global Fund Advisors has sole voting and sole dispositive power. This information was obtained from the Schedule 13G filed February 6, 2009 with the SEC by Barclays Global Investors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Audit Committee of the Board is responsible for monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving related party transactions. The Company has not engaged and does not propose to engage in any transaction or series of transactions in which the amount involved exceeded or exceeds $120,000 and in which any of the Company's directors or executive officers, any holder of more than 5% of any class of the Company's voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer or any of their family members indebted to the Company in any amount in excess of $120,000 at any time, except as described below.

John W. Fara Consulting Arrangement

        In August 2007, the Company entered into a consulting agreement with Dr. John W. Fara, its former President, Chief Executive Officer and Chairman, pursuant to which Dr. Fara will provide consulting services to the Company through December 31, 2009. From August 2007 through December 31, 2008, the Company paid Dr. Fara $20,833 per month for his consulting services, and reimbursed Dr. Fara for COBRA and life insurance premiums. Dr. Fara will be paid $300 per hour for consulting services provided in 2009. For the year ended December 31, 2008, the Company incurred expense of approximately $250,000 associated with this consulting agreement. During the period of his consultancy, Dr. Fara will continue to vest in all of his currently unvested stock options, and his vested stock options will remain exercisable. In the event of a change in control of the Company, as defined by the Company's 2004 Equity Incentive Plan, all of Dr. Fara's unvested options will fully vest, and any remaining monthly payments for consulting under the agreement will be accelerated.

John F. Hamilton Retirement Arrangements

        In October 2007, John F. Hamilton retired from his position as Vice President, Finance and Chief Financial Officer of the Company. The Company entered into a letter agreement with the Mr. Hamilton, pursuant to which the Company made a $190,000 lump sum payment to Mr. Hamilton. Options to purchase the Company's common stock held by Mr. Hamilton on retirement were cancelled in October 2007 and were exchanged for 100,000 fully vested shares of common stock pursuant to the Company's 2004 Equity Incentive Plan. The Company also reimbursed Mr. Hamilton for COBRA premiums through October 2008. The Company also entered into a consulting agreement with Mr. Hamilton, pursuant to which Mr. Hamilton provided consulting services to the Company through

October 10, 2008. From October 10, 2007 through October 10, 2008, the Company paid Mr. Hamilton $25,667 per month for his consulting services.

        The Company has entered into indemnification agreements with each of its current officers and directors pursuant to which the Company is obligated to indemnify such officers and directors for breaches of fiduciary duty to the fullest extent permitted by the California General Corporation Law. In addition, the Company has entered into management continuity agreements with each of its officers in the form described above under "EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change in Control".

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2008, such SEC filing requirements were satisfied.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid in 2008, to each of the executive officers named below under "Summary Compensation Table" (the "named executive officers"). This compensation discussion and analysis focuses on the information contained below under this "EXECUTIVE COMPENSATION" section, and in the related footnotes and narrative.

  General

        The Company's compensation program is designed to attract, inspire, motivate and reward executives responsible for attaining the financial and strategic objectives essential to our long-term success and growth in shareholder value. The Company's Compensation Committee is responsible for overseeing our compensation program, including compensation awarded to our named executive officers. The Company seeks to provide a competitive level of total compensation that directly links incentive opportunities to the Company's performance and shareholder return, and represents a reasonable and responsible use of financial resources and equity capital. The premise underlying the program is that it is in the best interests of shareholders to reward executives when the Company's performance objectives are achieved, and to provide significantly less compensation when these objectives are not met. Therefore, "at risk" incentives comprise a significant portion of executive compensation. The key objectives of the compensation program are to:

  •
  attract and retain executives to lead and manage the Company who are talented, qualified, and capable of achieving the Company's business objectives;

  •
  inspire and motivate executives to achieve operating goals through an emphasis on performance-based compensation;

  •
  provide a strong, direct link between the Company's financial and strategic goals and executive compensation;

  •
  align the interests of the Company's executives and shareholders; and

  •
  fairly reward executives for their efforts on behalf of the Company.

        The primary elements of the Company's executive compensation program are base salary, annual cash bonus, and stock options. The Company views these components as related but distinct. That is, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Company determines the appropriate level for each compensation component based in part, but not exclusively, on competitive compensation information in light of the Company's recruiting and retention goals, its view of internal equity and consistency, and individual performance. The Company believes that, as is common in the biotechnology and pharmaceutical industries, stock-based awards, salary and cash bonuses are all necessary to attract and retain employees. The Company has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

        The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries and other compensation elements of other executive officers. Specifically, the Chief Executive Officer recommends for the committee's consideration base salary increases, option grant, and the level of achievement of individual objectives for all other executive officers, and discusses his recommendations with the Compensation Committee.

  Review of Competitive Market

        The Compensation Committee considers various sources of third party compensation information in connection with its compensation decisions. In particular, the committee considers compensation packages offered by its competitors for executive talent. In 2008, the Compensation Committee reviewed publicly available compensation information from 11 Bay Area pharmaceutical and biotechnology companies compiled by the Company's human resources department. The companies reviewed included, among others: Geron Corporation; Maxygen, Inc.; Onyx Pharmaceuticals, Inc.; Pain Therapeutics, Inc.; Telik, Inc.; and Xoma Ltd. The Compensation Committee also reviewed a custom survey prepared by Radford Surveys & Consulting, a business unit of Aon, that analyzed compensation results from approximately 25 publicly held Northern California biotech and pharmaceutical companies with between 50 and 500 employees, and revenues of up to $100 million. In setting Mr. Pelzel's compensation, the Compensation Committee also reviewed an analysis of compensation paid to 18 other CEOs of publicly-traded Bay Area pharmaceutical and biotechnology companies (including those identified above). The analysis summarized base salary and bonus, stock option holdings as a percentage of outstanding shares, tenure in office, and market capitalization. The Compensation Committee does not engage in formal benchmarking relative to peer companies, and does not hire third party compensation consultants.

  Compensation Elements

        Base Salary.    The Company seeks to provide its executive officers with competitive annual base salaries in order to attract and retain talented individuals. However, the Company seeks to ensure that a substantial portion of its executives' compensation depends on the achievement of corporate and individual goals. In determining appropriate salary levels for a given executive officer, the Compensation Committee considers the following factors:

  •
  individual performance;

  •
  level of responsibility;

  •
  breadth, scope, and complexity of the position;

  •
  executives' salaries relative to each other; and

  •
  salary levels for comparable positions at peer companies.

        Based on the criteria above, in January 2008 and January 2009, the Compensation Committee increased the base salary levels of the named executive officers retroactive to January 1 of each such year, as follows:

Base Salary ($) and Increase (%)
	2008	2009
Name and Principal Position
Carl A. Pelzel President and Chief Executive Officer	425,000 / 6.3	450,000 / 6.0
Tammy L. Cameron Vice President, Finance	195,000 / 5.4	207,000 / 6.0
Matthew M. Gosling Vice President and General Counsel	325,000 / 8.3	340,000 / 5.0
Michael Sweeney, M.D. Vice President, Research and Development	n/a	328,000 / 6.0

        Cash Bonus.    The Company's executive officers participate in the Depomed, Inc. Bonus Plan (the "Bonus Plan"), which provides for annual cash bonuses based on the achievement of individual and corporate objectives. Executives' cash bonus target as a portion of base salary is 50% (in the case of the CEO) or 35% (in the case of all other executive officers). Payment of annual cash bonuses is designed to reward performance for achieving business goals, which the Company believes increases shareholder value.

        Bonus payouts are tied in significant part to company-wide corporate objectives set by the Board, generally late in the fourth quarter of the prior year, or early in the first quarter of the current year. Corporate objectives are generally quantitative in nature, so that achievement can be objectively measured, and are weighted by relative importance. Following the completion of the fiscal year, the Compensation Committee assesses the Company's performance relative to the corporate goals, and applies a "corporate multiplier" based on that assessment. A corporate multiplier of 100% reflects 100% achievement of corporate objectives. The weighting of the achievement of corporate objectives as a portion of an executive's total bonus payout is 80% (in the case of the CEO) or 60% (in the case of all other executive officers). The Board does not classify individual objectives by their relative difficulty, but believes that the Company's corporate objectives are, on the whole, ambitious but achievable. The corporate multipliers established for 2006, 2007, and 2008 was 65%, 75% and 110%, respectively.

        Corporate objectives for 2008, their relative weights, and the extent to which the Compensation Committee determined they were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Initiate a Phase 3 clinical trial for DM-1796 in post-herpetic neuralgia by April 30, 2008.	.15	100%	(.15)
2.	Leverage results of Serada™ (formerly known as DM-5689) Phase 2 clinical study and related pharmacokinetic modeling to gain FDA agreement on Serada Phase 3 registration program for menopausal hot flashes, and initiate the Phase 3 program by September 30, 2008.	.25	100%	(.25)
3.	Achieve a cash balance at December 31, 2008 equal to the greater of (a) $34 million and (b) an amount sufficient to cover anticipated 2009 net operating expenses.	.20	150%	(.3)
4.	Initiate Phase 1 trials in two new development programs.	.05	40%	(.02)
5.	Enter into a new Board-approved commercialization arrangement for the Company's Glumetza product by May 31, 2008.	.15	100%	(.15)
6.	Achieve $20 million in gross revenues for the Company's Glumetza product.	.15	150%	(.225)
7.	Achieve $4 million in gross revenues for the Company's Proquin XR product.	.05	10%	(.005)
Corporate Multiplier			110%

        The objectives set forth above, and their relative weightings, reflected the Board's view of the corporate objectives expected to be of particular importance to the Company in 2008 as of the time that the objectives were established in January 2008. The Compensation Committee has the discretion to consider in its determination of the Company's overall achievement of its 2008 corporate objectives the performance of the Company's stock (either in absolute terms or relative to a basket of similar companies), or the achievement (or lack of achievement) of objectives other than those initially established set forth below that arise during the course of the year due to changes in the Company's business plan. Accordingly, the Compensation Committee had the discretion to increase or decrease the overall percentage achievement of the Company's 2008 objectives as it deemed appropriate to reflect the achievement (or lack of achievement) of such objectives and to increase the achievement result in the case of very favorable results, which it did in the cash of the cash balance objective for the end of 2008. In 2008, the Compensation Committee reviewed the performance of the Company's stock, which it considered disappointing in absolute terms from and after the start of the economic downturn in September 2008, but average relative to other similarly situated companies. The Compensation Committee also reviewed a number of significant achievements in addition to those specified in the corporate objectives, including in particular the settlement of the Company's patent litigation lawsuit against IVAX Corporation and the Company's out-licensing arrangements with Solvay Pharmaceuticals related to DM-1796 and Covidien Ltd. related to four formulation stage product candidates. The Compensation Committee elected not to make any adjustment to the overall corporate multiplier as calculated above because of these favorable achievements which were partially responsible for the very favorable cash balance at the end of the year.

        In addition to corporate goals, the Compensation Committee sets individual goals for the CEO, and the CEO sets individual goals for each of the other executive officers. The weighting of individual goals as a portion of an executive's total bonus payout is 20% (in the case of the CEO) or 40% (in the case of all other executive officers). Individual objectives are generally quantitative in nature, weighted by relative importance, and linked with corporate goals. Following the completion of the year, the Compensation Committee (in the case of the CEO) and the Compensation Committee in consultation with the CEO (in the case of other executive officers) review the achievement of individual goals, and determine the extent to which each goal was achieved, where a rating of "1" indicates full achievement of a given goal. An executive may earn a rating of greater than "1" with respect to a particular goal if his performance in achieving the goal exceeds expectations. Based on each executive's achievement of his individual goals and the weighting of the goals, he receives an overall individual rating.

        Each executive's total annual cash bonus is determined by applying the corporate multiplier to the portion of his bonus target tied to corporate objectives, and by applying his overall individual rating to the portion of his bonus target tied to individual goals, subject to adjustment in the discretion of the Compensation Committee.

        The 2008 individual objectives for Dr. Sweeney, the Company's Vice President, Research and Development, and the extent to which the goals were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Support Glumetza commercialization through registry study and advisory boards.	5%	1.0
2.	Assist with signing a new Board-approved commercialization partner for Glumetza.	5%	1.0
3.	Manage revenue and costs within departments to achieve a cash balance at December 31, 2008.	10%	1.0
4.	Manage and lead the development department to ensure budgets and project timelines are met.	10%	1.0
5.	Support 2008 Proquin XR gross revenues of Proquin of $4 million.	5%	1.0
6.	Start Phase 3 trial for DM-1796 by April 30, 2008.	20%	1.2
7.	Use results of the Phase 2 trial in menopausal hot flashes in the first quarter that enables us to build a PK model.	20%	1.2
8.	Start Phase 1 trials in two new programs.	15%	1.0
9.	Reorganize the development department.	10%	1.0

        Dr. Sweeney's overall individual performance score calculated on the basis of the goals identified above was 1.08. On Mr. Pelzel's recommendation, the Compensation Committee awarded Dr. Sweeney a cash bonus of $130,000, or approximately $11,500 more than his calculated bonus due primarily to the progress of the Company's Phase 3 clinical trial programs during the year and Dr. Sweeney's management of expenses associated with the trials.

        The 2008 individual objectives for Mr. Gosling, the Company's Vice President and General Counsel, and the extent to which the goals were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Enhance existing policies related to document retention, corporate compliance and commercial contracting; manage legal department (excluding IVAX matter) to budget; manage IVAX litigation matter to budget, and keep Board of management fully informed of risks and opportunities in order to permit informed decision-making.	30%	1.0
2.	Prepare operating plan for investor relations department, and manage investor relations function to budget.	20%	1.0
3.	Significantly contribute to Glumetza and DM-1796 partnering efforts, including managing legal aspects of any partnering transaction	20%	1.2
4.	File at least six new patent applications; encourage preparation of at least 10 new invention records; improve laboratory notebook and invention record training	10%	1.2
5.	Significantly contribute to non-dilutive financing to fund Serada Phase 3 trials.	10%	1.0
6.	Enhance familiarity with functional areas other than corporate functions (determined by the CEO in his discretion).	10%	0.7

        Mr. Gosling's overall individual performance score calculated on the basis of the goals identified above was 1.03. On Mr. Pelzel's recommendation, the Compensation Committee awarded Mr. Gosling a cash bonus of $124,000, or approximately $2,000 more than his calculated bonus due primarily to Mr. Gosling's participation in the Solvay and Covidien licensing arrangements, Mr. Gosling's management of the intellectual property function, and his continued management of the investor relations function.

        The 2008 individual objectives for Ms. Cameron, the Company's Vice President, Finance, and the extent to which the goals were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Upgrade accounting system software; implement purchase order, fixed asset and time tracking modules.	25%	1.0
2.	Shorten monthly close by 10 days.	10%	1.2
3.	Develop monthly management reporting.	15%	1.0
4.	Ensure the Company complies with internal control requirements, resulting in no material weaknesses and minimal significant deficiencies.	25%	1.2
5.	Proactively manage forecast and budget vs. actual reporting to ensure the Company stays on track in achieving cash balance consistent with overall corporate objective.	15%	1.2
6.	Ensure timely filing of all SEC filings.	10%	1.0

        Ms. Cameron's overall individual performance score calculated on the basis of the goals identified above was 1.1. On Mr. Pelzel's recommendation, the Compensation Committee awarded Ms. Cameron a cash bonus of $80,000, or approximately $5,000 more than her calculated bonus, due primarily to

Ms. Cameron's responsibilities as the Company's principal financial officer throughout the year, and her promotion to Vice President, Finance in December 2008.

        In 2008, the Compensation Committee determined that the Company's overall corporate goals outlined above would serve as Mr. Pelzel's individual goals as well.

  Stock Options and Equity Awards

        Stock Options.    The Company grants stock options to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives, and to align their interests with those of the Company's shareholders by providing executives with an equity stake. Stock options granted to executive officers have an exercise price equal to 100% of the fair market value of the Company's common stock (the closing sales price on the Nasdaq Global Market) on the date of grant, so they have value only to the extent that the market price of the Company's common stock increases after the date of grant. Typically, stock options vest and become exercisable over four years. One-quarter of the shares subject to the option vest after one year in the case of initial option grants. Options generally vest monthly in the case of annual "refresher" grants. The Compensation Committee makes stock option grants to executive officers.

        Stock options typically are granted to executive officers when they join the Company, and often in connection with significant changes in responsibilities. In considering initial option grants for executives, the committee takes into account the total compensation package offered to the executive, equity grants to comparable executives at similarly situated companies, and the number of stock options granted to the new executive relative to the stock options held by or granted to the Company's other executives.

        The Compensation Committee also considers annual "refresher" grants for executive officers based on the same factors it considers in making initial option grants, as well as the executive's performance, the Company's performance relative to corporate objectives, and recent growth or decline in shareholder value. Refresher grants are generally made in the first quarter of the fiscal year. The dates of meetings of the Compensation Committee vary, are not set in advance, and are not coordinated with the release of information concerning the Company's business. In January 2009, in connection with its determinations regarding executive compensation, the committee made refresher grants to Messrs. Pelzel (200,000 shares) and Gosling (70,000 shares), Dr. Sweeney (85,000 shares) and Ms. Cameron (65,000 shares).

  CEO Compensation

        In setting Mr. Pelzel's base salary for 2009, the Compensation Committee reviewed an analysis of 2007 compensation paid to other CEOs of publicly-traded Bay Area pharmaceutical and biotechnology companies (including those identified above under "Competitive Market Review"). The analysis summarized base salary and bonus, stock option holdings as a percentage of outstanding shares, tenure in office and market capitalization. The Compensation Committee set Mr. Pelzel's base salary at $450,000 per year, granted him options to purchase 200,000 shares, and awarded Mr. Pelzel a $275,000 cash bonus. The Compensation Committee felt that Mr. Pelzel's base salary remained in the bottom quartile of the peer group, his stock option grant was at or below the median grant for CEOs in the peer group, and his cash bonus was near the median for CEOs in the peer group. The Compensation Committee felt that the overall compensation package was appropriate. In the case of Mr. Pelzel's base salary, the Compensation Committee considered that Mr. Pelzel's tenure as the CEO of a public company of approximately 18 months is relatively short. In setting Mr. Pelzel's cash bonus of approximately 129% of Mr. Pelzel's bonus target, the Compensation Committee considered in particular the following achievements: (a) higher than expected Glumetza product sales during the first three quarters of the year when the Company retained all Glumetza revenue; (b) securing financing for the Company's Phase 3 hot flash trials in the form of a credit facility from Oxford Finance and GE Capital; (c) the settlement of the Company's patent litigation against IVAX Corporation; and (d) the Company's licensing arrangements with Solvay Pharmaceuticals and Covidien Ltd., all of which significantly strengthened the Company's balance sheet during what may be a prolonged economic downturn with limited access to capital. The Compensation Committee felt that the option grant made to Mr. Pelzel was consistent with grants made to peers at similarly situated companies. The Compensation Committee also considered the disappointing performance of the Company's stock price in absolute terms, but noted that the stock price performance relative to peers was average.

  Severance Agreements

        In May 2006, the Company adopted the management continuity agreements described below in the section entitled "Potential Payments upon Termination or Change in Control". The Company adopted the agreements in order to support its objectives of an overall executive compensation package that is competitive with the Company's peers, and the retention of qualified executives. As the Company sought to support those objectives without overcompensating executives in the event of a change in control, the Company adopted agreements that it believes contain terms, taken as a whole, that are less favorable to executives than similar arrangements among peer companies. In March 2009, the term of the agreements was extended to May 15, 2010.

  Other Benefits

        Executive officers are eligible to participate in all of the Company's employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company also provides vacation and other paid holidays to all employees, including executive officers, all of which the Company believes to be comparable to those provided at peer companies.

  Tax and Accounting Considerations

        Deductibility of Executive Compensation.    In making compensation decisions affecting the executive officers, the Compensation Committee considers the Company's ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as "performance-based" compensation is specifically exempted from this deduction rule. The Compensation Committee cannot assure that the Company will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the Compensation Committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Company does not believe that any amounts paid to the Company's named executive officers during fiscal year 2008 will be non-deductible under Section 162(m).

        Accounting for Stock-Based Compensation.    On January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," to account for all stock grants under all of its stock plans.

  Compensation Committee Report

        The Compensation Committee has reviewed this compensation discussion and analysis, discussed it with management and recommended that it be included in this Proxy Statement.

COMPENSATION COMMITTEE G. Steven Burrill, Chair Karen A. Dawes Craig R. Smith, M.D. David B. Zenoff, D.B.A.

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole in on part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings.

  Summary Compensation Table

        The following table sets forth information concerning compensation earned for services rendered to the Company by: (a) each individual who served as the Company's Chief Executive Officer during fiscal 2008; (b) each individual who served as Chief Financial Officer or principal accounting and financial officer during fiscal 2008; and (c) each of the Company's other executive officers who earned at least $100,000 in salary and bonus in fiscal 2008 and were serving as executive officers at the end of the 2008 fiscal year.

Name and Principal Position	Year		Salary ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)[2]		Total ($)
Carl A. Pelzel President and Chief Executive Officer	2008 2007 2006		425,000 368,184 325,000	318,711 214,730 142,169	275,000 150,000 110,000	2,353 2,475 2,592		1,021,064 735,389 579,761
Tammy L. Cameron Vice President, Finance	2008 2007	[3]	192,000 85,503	44,167 16,141	80,000 34,300	1,448 50,580	[4]	317,615 186,524
Matthew M. Gosling Vice President and General Counsel	2008 2007 2006	[5]	325,000 300,150 150,577	135,786 95,839 37,278	124,000 97,700 40,000	2,288 2,192 1,171		587,074 495,881 229,026
Michael Sweeney, M.D. Vice President, Research and Development	2008 2007	[6]	310,000 27,026	47,173 3,222	130,000 7,000	2,291 25,175	[7]	489,464 62,423

(1)
Represents the amount of stock-based compensation expense recognized by the Company for the year ended December 31, 2008 under Statement of Financial Standards No. 123(R), "Share-Based Payment" (FAS 123(R)) on options granted in 2008 and in prior years to the named executive officers. The Company's stock-based compensation expense under FAS 123(R) includes estimates of expected forfeitures, which have not been included in the amounts reported in this table. For more information, including a discussion of valuation assumptions, see Note 9 "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 6, 2009.

(2)
Except as described below for Ms. Cameron and Dr. Sweeney, amounts represent life insurance premiums paid by the Company on behalf of the named executive officers.

(3)
Ms. Cameron's employment with the Company began in July 2007. Compensation reported is for a partial year of employment.

(4)
Includes: (i) $580 in life insurance premiums paid by the Company on behalf of Ms. Cameron and (ii) a $50,000 sign-on bonus on commencement of employment with the Company.

(5)
Mr. Gosling's employment with the Company began in June 2006. Compensation reported for 2006 is for a partial year of employment.

(6)
Dr. Sweeney's employment with the Company began in November 2007. Compensation reported for 2007 is for a partial year of employment.

(7)
Includes: (i) $175 in life insurance premiums paid by the Company on behalf of Dr. Sweeney and (ii) a $25,000 sign-on bonus on commencement of employment with the Company.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of stock and option awards made to the named executive officers during the 2008 fiscal year:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target ($)[1]	Option Awards: Number of Securities Underlying Options (#)	Stock Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[2]
Carl A. Pelzel	— 1/25/08 1/25/08	212,500 — —	— 25,000 62,500	— — —	— 3.60 3.60	— 47,990 135,809	[3]
Tammy Cameron	— 1/25/08	68,250 —	— 13,000	— —	— 3.60	— 24,955
Matthew M. Gosling	— 1/25/08	113,750 —	— 35,000	— —	— 3.60	— 67,186
Michael Sweeney, M.D.	—	108,500	—	—	—	—

(1)
Actual amounts paid in February 2009 based on the Compensation Committee's review of corporate performance and individual achievements under the Company's Bonus Plan have been reported above under "Summary Compensation Table".

(2)
Represents the grant date fair value under FAS 123(R) of options granted in 2008 to the named executive officers. For more information, including a discussion of valuation assumptions, see Note 9 "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 6, 2009.

(3)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest upon the earlier of certain performance conditions or four years. The amount represents the grant date fair value under FAS 123(R) to the named executive officer.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by the named executive officers as of December 31, 2008:

	Option Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Carl A. Pelzel	6/14/2005	[2]	131,250	18,750	4.25	6/14/2015
	9/22/2005	[3]	40,625	9,375	5.85	9/22/2015
	2/10/2006	[4]	16,469	6,781	6.29	2/10/2016
	3/2/2007	[1]	21,875	28,125	3.31	3/2/2017
	5/31/2007	[1]	4,948	7,552	4.365	5/31/2017
	8/24/2007	[1]	133,333	266,667	1.98	8/24/2017
	8/24/2007	[5]	—	37,500	1.98	8/24/2017
	1/25/2008	[1]	5,729	19,271	3.60	1/25/2018
	1/25/2008	[5]	—	62,500	3.60	1/25/2018
Tammy L. Cameron	7/9/2007	[2]	10,625	19,375	4.93	7/9/2017
	8/24/2007	[6]	20,000	10,000	1.98	8/24/2017
	1/25/2008	[1]	2,979	10,021	3.60	1/25/2018
Matthew M. Gosling	6/26/2006	[2]	46,875	28,125	6.17	6/26/2016
	3/2/2007	[7]	10,938	14,062	3.31	3/2/2017
	5/31/2007	[1]	2,474	3,766	4.365	5/31/2017
	8/24/2007	[6]	35,333	17,667	1.98	8/24/2017
	1/25/2008	[1]	8,021	26,979	3.60	1/25/2018
Michael Sweeney	12/6/2007	[2]	25,729	69,271	3.27	12/06/2017

(1)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest on a monthly basis in equal increments during the 48-month period from the grant date.

(2)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date.

(3)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 16.67% vesting on June 14, 2006, and monthly thereafter with respect to 2.08% of the number of shares covered by such option beginning on June 20, 2006 and on the 20th day of each of the thirty-nine months thereafter.

(4)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 8.33% vesting on June 14, 2006, and monthly thereafter with respect to 2.08% of the number of shares covered by such option beginning on July 10, 2006 and on the 10th day of each of the forty-three months thereafter.

(5)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest upon the earlier of certain performance conditions or four years.

(6)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over two years, with the first 50% vesting one year after the grant date, and the remainder vesting on a monthly basis in equal increments during the 12-month period following the initial vesting date.

(7)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 6.25% vesting on June 26, 2007, and monthly thereafter with respect to 2.08% of the number of shares covered by such option beginning on July 2, 2007 and on the 2nd day of each of the forty-four months thereafter.

Option Exercises

        No options were exercised by the named executive officers during the 2008 fiscal year.

Potential Payments upon Termination or Change in Control

        On May 15, 2006, the Compensation Committee of the Board approved a form of Management Continuity Agreement to be entered into with each of the Company's officers who serve as vice president or chief executive officer. The Company subsequently entered into definitive Management Continuity Agreements with each such officer. The agreements were amended and restated in September 2007 to comply with regulations promulgated under Section 409A of the Internal Revenue Code, and were further amended in March 2009 to extend their term by one year, through May 15, 2010. The Management Continuity Agreement provides, among other things, that in the event that the executive officer suffers an involuntary termination within 12 months following a change of control the executive officer will receive: (i) 100% acceleration of such officer's unvested Company option shares; (ii) severance payments for a period of 24 months (if the officer is the chief executive officer) or 12 months (if the officer is not the chief executive officer) equal to the base salary which the officer was receiving immediately prior to the change of control; (iii) a lump sum payment equal to two times (if such officer is the chief executive officer) or equal to one times (if the officer is not the chief executive officer) such officer's average annual bonus paid for the Company's three fiscal years immediately preceding the Company's fiscal year in which the termination occurs, and (iv) continuation of payment by the Company of its portion of the health insurance benefits provided to such officers immediately prior to the change of control through the earlier of the end of the severance period or until such officer is no longer eligible for such benefits under applicable law. The executive officer is not entitled to receive a "gross up" payment to account for any excise tax that might be payable Section 4999 of the Internal Revenue Code. Instead, the executive officer shall receive the greater of (i) the full severance benefits less any taxes, including excise taxes or (ii) the amount of severance benefits that would result in no excise tax having to be paid. These benefits are contingent upon the executive officer's release of any claims against the Company.

        Mr. Pelzel's Management Continuity Agreement with the Company was amended in connection with his appointment as President and CEO to (a) increase, from 18 months to 24 months, the post-termination severance period during which Mr. Pelzel is eligible to receive continued payments of his base salary and COBRA benefits; and (b) modify the amount of the lump sum payment Mr. Pelzel is eligible to receive in respect of his pre-termination average annual bonus so that it is two times his average annual bonus determined under the agreement, and is based on bonuses paid to Mr. Pelzel in his capacity as President and CEO.

        The following table sets forth potential payments to the Company's named executive officers under the Management Continuity Agreement that would have been made had a triggering event occurred as of December 31, 2008.

Name	Severance Payments ($)		Bonus Payments ($)		Health Insurance Benefit ($)		Option Vesting Acceleration ($)[1]
Carl A. Pelzel	850,000	[2]	462,188	[3]	38,130	[4]	—
Tammy L. Cameron	195,000	[5]	57,150	[6]	19,065	[7]	—
Matthew M. Gosling	325,000	[5]	87,233	[6]	19,065	[7]	—
Michael Sweeney, M.D.	310,000	[5]	130,000	[6]	19,065	[7]	—

(1)
Accelerated equity value as if the change in control occurred on December 31, 2008. All options held by the named executive officer that would be subject to accelerated vesting had exercise prices in excess of the closing price of the Company's common stock as of December 31, 2008.

(2)
The amount reported represents total severance payments over 24 months.

(3)
The amount reported equals two times the average annual bonus paid to Mr. Pelzel in his capacity as President and CEO.

(4)
The amount reported represents total health and dental insurance premiums to be paid on behalf of the named executive officer for 24 months.

(5)
The amount reported represents total severance payments over 12 months.

(6)
The amount reported equals the named executive officer's average annual bonus over the previous three years (or such fewer number of years as the executive has been employed by the Company).

(7)
The amount reported represents health and dental insurance premiums to be paid on behalf of the named executive officer for 12 months.

  Director Compensation

        In 2008, each non-employee director was eligible to receive an annual cash retainer fee of $30,000 per year. Any non-employee chairman of the Board is eligible for an additional annual cash retainer fee of $20,000. The chairman of the Audit Committee was eligible to receive an additional annual cash retainer fee of $10,000. The chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee are each eligible to receive an additional annual cash retainer of $5,000.

        The following table summarizes non-employee director compensation during the fiscal year. All cash and equity compensation paid to, or earned by, Mr. Carl Pelzel in 2008 is reflected in the executive compensation tables set forth above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)[1,2]	Total ($)
Craig R. Smith, M.D.	50,000	36,315	86,315
G. Steven Burrill	45,000	26,495	71,495
Karen A. Dawes[3]	22,500	9,293	31,793
James A. Schoeneck	30,000	13,557	43,557
Peter D. Staple	35,000	26,495	61,495
Julian N. Stern	30,000	26,495	56,495
David B. Zenoff, D.B.A	30,000	38,940	68,940

(1)
Represents the amount of stock-based compensation expense recognized by the Company for the year ended December 31, 2008 under FAS 123(R) on options granted in 2008 and in prior years to directors. The Company's stock-based compensation expense under FAS 123(R) includes estimates of expected forfeitures, which have not been included in the amounts reported in this table. For more information, including a discussion of valuation assumptions, see Note 9 "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 6, 2009. Additional details on the grant date fair value of stock options granted to directors during fiscal 2008 are as follows:

Name	Options	Grant Date Fair Value ($)
Craig R. Smith, M.D.	15,000	12,278
G. Steven Burrill	15,000	12,278
Karen A. Dawes	40,000	59,078
James A. Schoeneck	15,000	12,278
Peter D. Staple	15,000	12,278
Julian N. Stern	15,000	12,278
David B. Zenoff, D.B.A.	15,000	12,278
(2)
The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2008 was as follows: 85,000 shares for Dr. Smith; 145,000 shares for Mr. Burrill; 40,000 shares for Ms. Dawes; 40,000 shares for Mr. Schoeneck; 130,000 shares for Mr. Stern; 85,000 shares for Mr. Staple; and 55,000 shares for Dr. Zenoff.

(3)
Ms. Dawes joined the Company's Board of Directors on April 2008. Compensation earned is for a partial year of service.

 REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

        Management has primary responsibility for the system of internal controls and the financial reporting process. The registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

        In this context and in connection with the audited financial statements contained in the Company's Annual Report on Form 10-K, the Audit Committee:

  •
  reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2008 with the Company's management and the registered public accounting firm;

  •
  discussed with Ernst & Young LLP, the Company's registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance;

  •
  reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the auditors their independence:

  •
  based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC; and

  •
  instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE G. Steven Burrill James A. Schoeneck Peter D. Staple

Relationship with Independent Registered Public Accounting Firm

        General.    Ernst & Young LLP has been the Company's independent registered public accounting firm since its inception. In accordance with standing policy and independence rules, Ernst & Young LLP periodically changes the personnel who work on the audit.

        Audit Fees.    Aggregate fees for audit services provided by Ernst & Young LLP totaled approximately $499,000 for 2008 and approximately $578,000 for 2007, including fees associated with the annual audit of the Company's consolidated financial statements, effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports as well as assistance with and review of the Company's Registration Statement filings on Form S-3 and Form S-8 filed with the SEC.

        Audit-Related Fees.    There were no audit-related services billed by Ernst & Young LLP for 2008 and 2007.

        Tax Fees.    There were no tax compliance, tax advice and tax planning services billed by Ernst & Young LLP for 2008 and 2007.

        There were no other services provided by Ernst & Young LLP for 2008 and 2007 other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Equity Compensation Plan Information

        The following table sets forth certain information regarding securities authorized for issuance under the Company's equity incentive plans during the fiscal year ended December 31, 2008. The Company's equity compensation plans as of December 31, 2008 include the Company's 1995 Stock

Option Plan, the Company's 2004 Equity Incentive Plan and the Company's 2004 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,600,292	$3.69	2,775,818
Equity compensation plans not approved by security holders	—	—	—

	5,600,292	$3.69	2,775,818

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the Annual Meeting, the shareholders will vote on the election of eight directors to serve for a one-year term until the annual meeting of shareholders in 2010 and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The Board has unanimously nominated Peter D. Staple, G. Steven Burrill, Karen A. Dawes, Carl A. Pelzel, James A. Schoeneck, Craig R. Smith, Julian N. Stern, and David B. Zenoff for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than eight nominees at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
NOMINATED DIRECTORS.

 PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements, management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 31, 2009. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

        Selection of the Company's independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to the Company's shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

 OTHER MATTERS

        As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (a "street-name shareholder") and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as "householding," is intended to reduce the Company's printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Shareholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (650) 462-5900. The voting instruction sent to a street-name shareholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a shareholder who would like to make one of these requests should contact the Company as indicated above.

FORM 10-K

        The Company will mail without charge to any shareholder upon written request, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 including the financial statements, schedules and a list of exhibits. Requests should be sent to Depomed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025, Attn: Investor Relations.

 SHAREHOLDER PROPOSALS

        The Company's Bylaws, as amended, provide that advance notice of a shareholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not earlier than one hundred and fifty (150) days, and not later than one hundred and twenty (120) days, prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year's proxy statement, this advance notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Each shareholder's notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner, (ii) the number of shares of the Company's common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) whether such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's voting shares to elect such nominee or nominees.

        A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Company's Investor Relations Department upon written request.

        Under the rules of the SEC, shareholders who wish to submit proposals for inclusion in the Proxy Statement of the Board for the 2010 Annual Meeting of Shareholders must submit such proposals so as to be received by the Company at 1360 O'Brien Drive, Menlo Park, California 94025, on or before December 11, 2009. In addition, if the Company is not notified by December 11, 2009 of a proposal to be brought before the 2010 Annual Meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Julian N. Stern Secretary

Menlo Park, California
April 10, 2009

PROXY PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 2009 DEPOMED, INC. The undersigned hereby appoints Carl A. Pelzel and Matthew M. Gosling, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Depomed, Inc. (the “Company”) to be held on May 14, 2009 at 9:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting. (Continued, and to be marked, dated and signed, on the other side) . FOLD AND DETACH HERE AND READ THE REVERSE SIDE .

. FOLD AND DETACH HERE AND READ THE REVERSE SIDE . PROXY Please mark your votes like this X COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature(s) of Shareholder(s) Date Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign. 1. To elect as directors, to hold office until the next meeting of shareholders and until their successors are elected, the eight (8) nominees listed below: NOMINEES: Peter D. Staple, G. Steven Burrill, Karen A. Dawes, Carl A. Pelzel, James A. Schoeneck, Craig R. Smith, M.D., Julian N. Stern, and David B. Zenoff, D.B.A. 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009. FOR WITHHELD FOR AGAINST ABSTAIN The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. For all nominees except as noted above

QuickLinks

2009 ANNUAL MEETING OF SHAREHOLDERS
BOARD OF DIRECTORS AND DIRECTOR NOMINEES
CORPORATE GOVERNANCE
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 1—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINATED DIRECTORS.
PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREHOLDERS SHARING THE SAME ADDRESS
FORM 10-K
SHAREHOLDER PROPOSALS